Exhibit 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

Ed Quinn
+1 (847) 455-7111
Email: Inquiries@amcastle.com

FOR IMMEDIATE RELEASE
FRIDAY MARCH 27, 2020

 A. M. CASTLE & CO. ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER TO IMPROVE
CAPITAL STRUCTURE AND REDUCE DEBT WITH GREATER THAN 98% PARTICIPATION

Completion of debt-to-equity exchange to substantially de-lever the Company’s balance sheet and reduce yearly interest expense by over $10 million

OAK BROOK, IL, March 27, 2020 - A. M. Castle & Co. (OTCQX: CTAM) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, announced the successful completion today of its previously announced debt-to-equity exchange to materially enhance its capital structure.

Summary of Exchange Capital Structure Improvements and Debt Reduction:

•
Launched February 27, 2020 as a registered exchange offer to all holders of existing 5.0%/7.0% Second Lien Convertible PIK Toggle Notes due August 31, 2022 (“Old Notes”), which totaled approximately $194.0 million at year end. The exchange offer expired at 5:00 p.m., Eastern Time, on March 26, 2020.

•	Greater than 98% of the Old Notes were tendered and accepted in the exchange offer.

•
Including accrued PIK interest on the Old Notes through the closing date, which exchanged at the same rates as the tendered Old Notes, the completed transaction resulted in the exchange of approximately $190.2 million principal amount of Old Notes for (i) approximately 70.3 million shares of the Company’s common stock, representing a 95% ownership of the pro forma equity of Castle, and (ii) $95.1 million in aggregate principal amount of new 3.0%/5.0% Second Lien Convertible PIK Toggle Notes due 2024.

•	Reduction in annual interest expense for the Company of over $10.0 million.

•	Reduction in long-term debt for the Company of $98.3 million.

•
Holders of the Old Notes participating in the exchange offer consented to certain amendments of the indenture governing the Old Notes to eliminate or amend substantially all of the restrictive covenants and release all collateral securing the Old Notes.

•
Holders of the Old Notes who did not tender into the exchange offer will retain their Old Notes.  Approximately $3.7 million in aggregate principal amount of Old Notes remain outstanding after the exchange offer.

President & CEO Marec Edgar commented, “I am very pleased to announce that we have completed our previously announced exchange offer pursuant to which we have issued shares of our common stock and new convertible notes due 2024 in exchange for our old second-lien notes.  The result of the transaction was the exchange of approximately $190.2 million of our prior second-lien debt into a combination of equity and approximately $95.1 million of new convertible, second lien notes due 2024 at a reduced interest coupon, in total generating a $98.3 million debt reduction.

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Mr. Edgar continued, “Our new capital structure substantially deleverages our balance sheet and reduces our yearly interest burden by more than $10 million.  This, we believe, will help eliminate any lingering concerns about Castle’s long-term financial stability.”

Mr. Edgar concluded, “We are extremely pleased that holders of more than 98% of our old notes participated in the exchange. This overwhelming participation by our stakeholders is a decisive endorsement of our progress to date and their commitment to our continued future success, particularly in light of the difficult circumstances confronting the world right now with the coronavirus pandemic and the corresponding upheaval in global economies and financial markets. Again, we thank the stakeholders for their vote of confidence and continued support, and are dedicated to working hard every day in all our branches around the world to create and maximize value.”

 About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, and construction equipment sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 19 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQX® Best Market under the ticker symbol “CTAM”.

Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, the benefits that we expect to achieve from our working capital management initiative, and the timing and anticipated benefits of the Exchange Offer. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include our ability to effectively manage our operational initiatives and implemented restructuring activities, the impact of volatility of metals prices, the impact of imposed tariffs and/or duties, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, and the impact of our substantial level of indebtedness, and our ability to successfully complete the Exchange Offer and realize the anticipated benefits of the Exchange Offer, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our subsequent filings with the Securities and Exchange Commission. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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